EXHIBIT 2

TPG-AXON LAUNCHES INFORMATIONAL WEBSITE REGARDING PROPOSALS AND
CONSENT SOLICITATION TO MAXIMIZE VALUE AT SANDRIDGE ENERGY

- Calls for SandRidge Energy Shareholders to Visit www.shareholdersforsandridge.com -

- Must be a shareholder of record as of December 13, 2012 to vote shares in consent solicitation -

NEW YORK, December 6, 2012 – TPG-Axon, beneficial owner of 6.5% of the outstanding shares of SandRidge Energy, Inc. (NYSE: SD), announced today it has created a website, www.shareholdersforsandridge.com, to provide SandRidge Energy shareholders with information regarding its intended consent solicitation to amend SandRidge’s bylaws and remove and replace members of the current Board of Directors. Importantly, the website provides detailed information regarding how SandRidge Energy shareholders will be able to cast their votes in favor of TPG-Axon’s proposals.

To amend SandRidge’s bylaws and remove and replace members of the current Board of Directors, more than 50% of the company’s shareholders must consent to TPG-Axon’s intended proposals. TPG-Axon has hired MacKenzie Partners to solicit consents on its behalf. Any consents not delivered count as votes against TPG-Axon’s proposals, per the company’s bylaws, as amended on November 19, 2012.

If you are shareholder of record as of December 13, 2012, TPG-Axon asks that you: 1) please confirm with your broker or custodian that your shares are eligible to vote (and not loaned out); and 2) submit your contact information on the website. Information submitted on the website will be shared with TPG-Axon’s proxy solicitor, MacKenzie Partners, allowing TPG-Axon to find you during the consent solicitation.

For more information on TPG-Axon’s proposals and on the process for voting shares in favor of those proposals, go to www.shareholdersforsandridge.com.

About TPG-Axon Capital
TPG-Axon Capital is a leading global investment firm.  Through offices in New York, London, Hong Kong and Tokyo, TPG-Axon invests across global markets and asset classes.

Contacts:
Anton Nicholas, Phil Denning, Jason Chudoba
203-682-8200
Anton.Nicholas@icrinc.com
Phil.Denning@icrinc.com
Jason.Chudoba@icrinc.com

TPG-AXON MANAGEMENT LP, TPG-AXON PARTNERS GP, L.P., TPG-AXON GP, LLC, TPG-AXON PARTNERS, LP, TPG-AXON INTERNATIONAL, L.P., TPG-AXON INTERNATIONAL GP, LLC, DINAKAR SINGH LLC AND DINAKAR SINGH (COLLECTIVELY, “TPG-AXON”) INTEND TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) A DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING CONSENT CARD TO BE USED TO SOLICIT WRITTEN CONSENTS FROM THE STOCKHOLDERS OF SANDRIDGE ENERGY, INC. IN CONNECTION WITH TPG-AXON'S INTENT TO TAKE CORPORATE ACTION BY WRITTEN CONSENT. ALL STOCKHOLDERS OF SANDRIDGE ENERGY, INC. ARE ADVISED TO READ THE DEFINITIVE CONSENT STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF WRITTEN CONSENTS BY TPG-AXON AND ANY OTHER PARTICIPANTS AT SUCH TIME (COLLECTIVELY, THE "PARTICIPANTS") FROM THE STOCKHOLDERS OF SANDRIDGE ENERGY, INC., WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. WHEN COMPLETED, THE DEFINITIVE CONSENT STATEMENT AND FORM OF WRITTEN CONSENT WILL BE FURNISHED TO SOME OR ALL OF THE STOCKHOLDERS OF SANDRIDGE ENERGY, INC. AND WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, TPG-AXON WILL PROVIDE COPIES OF THE DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING CONSENT CARD (WHEN AVAILABLE) WITHOUT CHARGE UPON REQUEST.

INFORMATION ABOUT THE CURRENT PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN EXHIBIT 2 TO THE SCHEDULE 14A FILED BY TPG-AXON WITH THE SEC ON NOVEMBER 30, 2012. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.

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